Exhibit 99.1

Millennial Media Completes Acquisition of Nexage to Create the Leading Independent Mobile Marketplace

Acquisition Expands Supply-Side Platform (SSP) Capabilities and Brings Programmatic Platform In-house

Baltimore, MD (December 4, 2014) — Millennial Media (NYSE:MM), the leading independent mobile marketplace, today announced the acquisition of mobile supply-side platform (SSP) and programmatic pioneer Nexage. This acquisition creates one of the world’s most complete mobile ad technology stacks. Millennial Media’s historic leadership in the managed brand and performance advertising businesses is now complemented by a full programmatic platform. This combination will allow Millennial to bring ad dollars from hundreds of demand sources and thousands of advertisers to its network of 60,000-plus applications and mobile sites around the globe.

“The entire industry is facing a programmatic shift. Advertisers and publishers are moving toward automated channels to buy and sell measurable media, and Millennial Media is uniquely positioned to help them succeed. We cut our teeth as a full service network, so we understand the unique challenges of today’s mobile-centric publishers. Now, we have the technology and smarts to help them achieve those objectives with greater transparency and less friction,” said Michael Barrett, President & CEO at Millennial Media. “The reaction we received from advertisers, publishers, and partners has been overwhelmingly positive. We are excited to formally welcome the Nexage team into the Millennial Media family.”

Nexage will become the core of Millennial Media’s Platform business, run by Matt Gillis, President of Platforms. This platform business includes:

•                  Monetization solutions for publishers and developers globally and advanced programmatic buying capabilities to meet the needs of all buying in mobile today.

•                  Millennial Media can now source demand from over 120 global networks (including the Facebook Audience Network, Google’s Admob, and iAd), the Nexage/Millennial Media exchange, and Millennial Media’s fully managed media businesses. This will ensure the highest yield in the industry, and also provide a simple unified reporting dashboard.

•                  A leading exchange that allows hundreds of demand-side platforms (DSPs) and trading desks to buy ad impressions via programmatic direct, private exchange and open RTB auctions.

•                  An industry-leading data management platform (DMP) that allows marketers to reach targeted audiences at scale throughout the ecosystem and leverage first-party, third-party, and CRM data. This creates a data-leakage-safe marketplace that allows publishers and advertisers to trade media with audience data without exposing it to each other. Millennial is proud to break free from black-box environments, by passing campaign-level data back to advertisers to create win-win relationships, and enable Customer Lifetime Value (CLV) marketing strategies.

“Millennial plays a crucial role as a fair, independent and proactive network partner.  Their technology is reliable and their account management team is incredibly focused on supporting our business needs” said Ben Webley, VP of Ad Monetization and Operations at Zynga. “We have been partners for many years and are pleased to see them build even stronger programmatic capabilities.”

In addition, with the close of the transaction, former CEO of Nexage, Ernie Cormier, has joined Millennial Media’s Board of Directors.

For more information on the acquisition and what this means to Millennial Media and its customers, please read Michael Barrett’s open letter here.

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About Millennial Media
Millennial Media (NYSE: MM) is the leading independent mobile marketplace, supporting the world’s top brands and mobile content providers. The company’s unique data and technology assets enable its clients to connect with their target audiences as they move across screens, media, and moments. Millennial Media drives meaningful results at scale through a diverse suite of products fueled by innovation and the industry’s smartest minds. For more information, visit www.millennialmedia.com.

Investor Relations Contact
Joseph Wilkinson
Millennial Media
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IR@millennialmedia.com

Press Contact
Todd Cadley
Millennial Media
(843) 822-3226
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